Power of Attorney

The undersigned hereby constitutes and appoints each of Monica M. Weed and
Kathryn J. Holahan, signing singly, as the undersigned's true and lawful attorney-in-fact to:

1. prepare, execute, acknowledge, deliver and file for and on behalf of the undersigned any and all filings required by Section 16 of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, with respect to the securities of Navigant Consulting,
Inc., including but not limited to Forms 3, 4 and 5; and

2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to successfully complete the aforementioned filings.

The powers granted above may be exercised by each such attorney-in-fact acting alone.  The undersigned acknowledges that by executing this Power of Attorney, he or she is not relieved of his or her responsibilities to comply with Section
16 of the Exchange Act.

This Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules and regulations thereunder, with respect to the securities of Navigant Consulting,
Inc., or until such earlier date on which written notification executed by the undersigned is filed with the SEC expressly revoking this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on this 9th day of November, 2015.

            /s/ Thomas A. Nardi
            Name: Thomas A. Nardi